Exhibit 3.23

ARTICLES OF RESTATEMENT

OF THE

ARTICLES OF INCORPORATION OF

HEART AND LUNG INSTITUTE OF UTAH, INC.

Pursuant to the provisions of the Utah Revised Business Corporation Act, the undersigned Corporation hereby adopts the following Articles of Restatement of its Articles of Incorporation. The provisions of these Articles of Restatement shall supersede the Articles of Incorporation and all amendments thereto.

FIRST:	The name of the Corporation is Heart and Lung Institute of Utah, Inc.

SECOND:	The Articles of Incorporation are restated as follows:

ARTICLE I

NAME

The name of the Corporation is:

HEART AND LUNG INSTITUTE OF UTAH, INC.

ARTICLE III

DURATION

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III

PURPOSES

1. The Corporation shall have unrestricted authority to engage in the professional practice of medicine and may own real and personal property necessary or appropriate for rendering those professional services. The Corporation may invest its funds in real estate, mortgages, stocks, bonds, or any other type of investment.

2. The Corporation may engage in any other businesses or enterprises and any other acts or activities for which corporations may be organized under the laws of the State of Utah and to exercise such other powers and engage in all transactions as permitted by the laws of the State of Utah.

ARTICLE IV

CAPITALIZATION

The Corporation is authorized to issue 200,000 common shares, all of which shall have no par value. Each share shall have unlimited voting rights as provided in the Act and such class of common shares together shall be entitled to receive the net assets of the Corporation in the event of dissolution.

ARTICLE V

OFFICERS AND DIRECTORS CONTRACTS

No contract or other transaction between the Corporation and any entity or other corporation shall be affected by the fact that a director or officer of this Corporation has an interest in, or is a director or officer of such entity or other corporation. Any officer or director, individually or with others, may be a party to, or may have an interest in, any transaction of this Corporation or any transaction in which this Corporation is a party or has an interest. Each person who is or may become an officer or director of this Corporation is hereby relieved from liability that might otherwise obtain in the event such officer or director contracts with this Corporation for the benefit of himself or any entity or corporation in which he may have an interest, provided such officer or director acts in good faith with respect thereto.

Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE VI

CONVERSION FROM PROFESSIONAL

TO BUSINESS CORPORATION

The Corporation is hereby converted from a professional corporation to a business corporation.”

THIRD:

The foregoing Restatement of the Articles of Incorporation was adopted by the shareholders of the Corporation on the 1st day of April, 2003, in the manner prescribed by the laws of the Utah Revised Business Corporation Act.

FOURTH:	The number of shares outstanding on the above date was 45,129 common shares. The number of shares entitled to vote thereon was 45,129 common shares.

FIFTH:	The number of common shares voted for the Restatement was 45,129 and the number of common shares voted against the Restatement was none. No other class of shares was entitled to vote thereon as a class.

SIXTH:	The number of votes cast for the Restatement was sufficient for approval.

SEVENTH:	This Restatement does not provide for an exchange, reclassification, or cancellation of issued shares.

DATED this 1st day of April, 2003.

HEART AND LUNG INSTITUTE OF UTAH, INC.

/s/ Gary P. Symkoviak
Gary P. Symkoviak, President

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